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                                                              Exhibit 4(h)(i)(E)


                                    Met Logo
                       Metropolitan Life Insurance Company
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

This Endorsement amends the annuity contract to which it is attached.

Any death claim settlement will be made within 60 days of receipt of the certified death certificate, the annuity contract, and proof of the claimant's right to the death claim settlement. If the death claim settlement is made after 30 days of such receipt, the death claim settlement shall include interest from the 30th day until the date of settlement. Such interest will be no less than the discount rate on 90-day commercial paper in effect at the Federal Reserve Bank in the ninth Federal Reserve District on the date of receipt of the certified death certificate.

                                                            /s/ Louis J. Ragusa

R.S. 1234MT 1998